AMENDMENT NO. 18

TO DISTRIBUTION AGREEMENT

(Thrivent Mutual Funds)

Exhibit A to the Distribution Agreement between Thrivent Investment Management Inc. and Thrivent Mutual Funds (“TMF”) dated June 15, 1987 is hereby amended, effective August 28, 2015, to reflect the merger of certain series of TMF.

A revised Exhibit A is attached hereto.

THRIVENT MUTUAL FUNDS

By	/s/ David S. Royal
David S. Royal
President

THRIVENT INVESTMENT MANAGEMENT INC.

By	/s/ Karen L. Larson
Karen L. Larson
President

EXHIBIT A

TO

THE DISTRIBUTION AGREEMENT

(Effective August 28, 2015)

1.	Thrivent Aggressive Allocation Fund
2.	Thrivent Moderately Aggressive Allocation Fund
3.	Thrivent Moderate Allocation Fund
4.	Thrivent Moderately Conservative Allocation Fund
5.	Thrivent Small Cap Stock Fund
6.	Thrivent Mid Cap Stock Fund
7.	Thrivent Partner Worldwide Allocation Fund
8.	Thrivent Large Cap Growth Fund
9.	Thrivent Large Cap Value Fund
10.	Thrivent Large Cap Stock Fund
11.	Thrivent Partner Emerging Markets Equity Fund
12.	Thrivent Growth and Income Plus Fund
13.	Thrivent Balanced Income Plus Fund
14.	Thrivent High Yield Fund
15.	Thrivent Diversified Income Plus Fund
16.	Thrivent Municipal Bond Fund
17.	Thrivent Income Fund
18.	Thrivent Opportunity Income Plus Fund
19.	Thrivent Government Bond Fund
20.	Thrivent Limited Maturity Bond Fund
21.	Thrivent Money Market Fund